Exhibit 10.1

Letter of Engagement

February 27, 2006

Nancy Hedrick

President & CEO

Computer Software Innovations, Inc.

1661 East Main Street

Easley, SC 29640

Dear Nancy:

The purpose of this Letter of Engagement (“LOE” or “Agreement”) is to confirm the terms and conditions under which Robert F. Steel and Kenneth A. Steel, Jr. (each a “Consultant” and collectively the “Consultants”) have been retained effective February 11, 2005 to provide Computer Software Innovations, Inc. (“CSI” or the “Company”) with advisory services concerning business development opportunities and strategies (the “Services”).

1.	On February 11, 2005, CSI obtained a total of $8,792,650 in equity and debt funding arranged through Barron Partners LP (the “Funding Transaction”). In the Funding Transaction, CSI issued to Barron Partners LP and/or its affiliated investment entities (i) warrants to purchase 7,217,736 shares of CSI Common Stock (the “Barron Warrants”) and (ii) 7,217,736 shares of Series A preferred stock convertible into shares of CSI Common Stock (the “Barron Shares”).

2.	Under and subject to the provisions of this LOE, the Consultants have been providing since February 11, 2005 and are expected to continue to provide the Services until February 28, 2008 as more particularly described in Paragraph 3 hereof. At the time the Consultants began providing Services to CSI, it was agreed that the Consultants would receive consideration for the Services once CSI had adopted an incentive compensation plan for employees, directors and consultants. CSI has recently adopted and implemented an Incentive Compensation Plan (the “Plan”) for the benefit of certain of its directors, employees and consultants who are determined to be eligible to participate in the Plan (the “Participants”). The Plan provides for the issuance by CSI of shares of CSI Common Stock, options to acquire CSI common stock or other incentive awards (the “Stock Awards”) to Participants who have either made contributions or are expected to make contributions to the profits and growth of CSI. CSI acknowledges that the Services being provided and to be provided by the Consultants under this LOE will be valuable to CSI in increasing its future profitability and growth. In consideration of the Services provided by the Consultants under this LOE, CSI agrees that, subject to all terms and conditions of the Plan, each Consultant will become a Participant in the Plan and each Consultant will be issued 172,367 shares of CSI Common Stock as a Stock Award under the Plan (the “the Steel Shares”), such number of shares constituting, in the case of each Consultant as of the closing of the Funding Transactions, approximately 1.75% of the total outstanding shares of stock of CSI on a fully diluted basis assuming conversion of preferred stock but exclusive of the shares of CSI Common Stock issuable upon exercise of the Barron Warrants. Such Stock Awards for the Steel Shares will contain risks of forfeiture if the Consultants cease to perform the Services for CSI prior to February 10, 2007 for any reason prior to a Change in Control (as defined in the Plan) except due to a termination of the Services by CSI without cause The shares of CSI Common Stock issuable under the Plan, including the Steel Shares, have been registered under the Securities Act of 1933, as amended, under a Registration Statement on Form S-8.

3.	The Consultants agree to provide the Services to CSI until February 10, 2008, subject to earlier termination as provided herein. The Services shall be provided at times mutually agreeable to CSI and the Consultants. CSI shall reimburse the Consultants for all reasonable travel and other expenses incurred by the Consultants, which shall be approved in advance by CSI if such expenses are estimated to exceed $1,000 in any one instance in connection with the performance of the Services. Anything to the contrary notwithstanding, the Consultants shall collectively devote an average of four days per month to the performance of Services. The Services to be provided by the Consultants to CSI shall be as mutually agreed by the parties, but have included and are anticipated to include the following: advising the Board of Directors and executive management on development of marketing and growth strategies; assistance in evaluating merits of potential acquisition opportunities; and advising on development and implementation of strategic business plans.

4.	In no event shall the Consultants have any liability for indirect, consequential, special or punitive damages in connection with the Services, the Funding Transactions, or any other matter involving CSI. The liability of the Consultants in connection with the Services and this LOE shall be limited to the Steel Shares and neither Consultant shall have any personal liability for any act or omission of the Consultants in connection with the Services, the Funding Transactions or any other matter involving CSI beyond the Steel Shares received by such Consultant.

5.	If either Consultant (in either case, an “Indemnified Party”) should become involved in any capacity or manner (including, but not limited to, as a defendant, expert or witness), in any third party claim, action or legal proceeding (including, but not limited to, any claim, action or proceeding by a stockholder or security holder of CSI) in connection with the Services, the Funding Transaction, or any other matter involving CSI, CSI shall (a) reimburse each Indemnified Party for the reasonable fees and disbursements of legal counsel and other costs and expenses (including the costs and expenses of investigation and preparation) incurred by such Indemnified Party in connection with such third party claim, action or legal proceeding, and (b) indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, judgments, settlements, and liabilities, whether joint or several, to which such Indemnified Party may become subject in connection with such third party claim, action or legal proceeding; provided, however, that CSI shall have no obligation to an Indemnified Party under this Paragraph 5 if and to the extent such third party claim, action, or legal proceeding results from or arises out of the willful misfeasance or gross negligence of such Indemnified Party.

6.	For purposes of this LOE, the following terms shall have the meanings ascribed to them below:

(a) “Confidential Information” shall mean any and all information that is not readily and easily available to or generally known to the public by proper means through sources outside of CSI or the Consultants and that concerns CSI’s business or the Consultants’ relationships with CSI, its directors, officers and employees, including, without limitation, the following information: the Services provided by the Consultants hereunder; customer lists and customer information; trade secrets; technical information and know-how; technical or non-technical data; formulas; patterns; compilations; programs and devices; methods, techniques, drawings, and processes; financial data and financial plans; product information and product plans; lists of actual or potential customers; hardware systems; software, development tools, schematics, object code, source code, and other programming codes; flow charts, specifications, or other documentation of any type, whether printed or in machine readable form, regarding specific transactions; financial information; and marketing and business plans. The term “Confidential Information” does not include information which (i) is or becomes known publicly through no fault of the Consultants; (ii) is disclosed to the Consultants on a non-confidential basis by a party unaffiliated with either the Consultants or CSI unless the Consultants were aware at the time of such disclosure that such party was not authorized to disclose such information to them on a non-confidential basis; (iii) was already known to the Consultants before receipt from or development for CSI by the Consultants; or (iv) was received or developed by the Consultants independent of the Services without use of any Confidential Information or Confidential Materials.

(b) “Confidential Materials” shall mean any document, diskette, tape, writing or other tangible item that contains any Confidential Information (whether in printed, handwritten, coded, magnetic or other form, and whether delivered to one party by the other party or made by one of the parties).

(c) Subject to the rights of CSI customers therein, all written records and/or files, and all other documents, data, computer equipment, software, manuals, or any other material or property, whether in written or electronic form, concerning CSI and its business, and made or compiled by, delivered to, made available to, or otherwise obtained by the Consultants in connection with the performance of the Services, are the sole and exclusive property of CSI. The Consultants may retain a copy thereof for archival purposes. Otherwise, the Consultants shall deliver all such materials promptly to CSI upon the termination of this LOE or at any other time when CSI so requests, and the Consultants shall not retain any copies, notes (including handwritten notes), software, disks, diskettes, CD-ROM’s or similar materials, or excerpts thereof.

(d) Each party acknowledges that in and as a result of the engagement of the Consultants, the Consultants will be privy to Confidential Information and Confidential Materials of a special and unique nature and value to CSI. The Consultants covenant and agree that they shall not, at any time during the term of this LOE, directly or indirectly, disclose any Confidential Information or Confidential Materials to any person or entity, except as is necessary for the proper performance of the Services to be rendered by the Consultants hereunder, and only as specifically authorized by CSI, and/or as required to comply with any law, rule or regulation or any subpoena, order or directive of any Court, arbitrator, or regulatory or governmental body or entity. Following termination of this Agreement, the Consultants shall not, without prior written consent of CSI, directly or indirectly, disclose any Confidential Information or Confidential Materials to any other person or entity for any reason, except as required to comply with any law, rule or regulation or any subpoena, order or directive of any Court, arbitrator, or regulatory or governmental body or entity. During the term of this Agreement and thereafter, the Consultants shall not, without the prior written consent of CSI, directly or indirectly, make use of any Confidential Information or Confidential Materials other than in connection with the Services to be performed by the Consultants hereunder. The Consultants agree to take all reasonable steps which are necessary and reasonable to safeguard the secrecy and confidentiality of, and CSI’s proprietary rights to, Confidential Information and Confidential Materials. The Consultants further agree that the obligation not to disclose Confidential Information continues for as long as such information remains Confidential Information (as defined above). Except as otherwise expressly provided herein, the covenants set forth in this Paragraph 6 shall be without time or geographical limitation. If any Confidential Information or Confidential Materials become publicly known or readily accessible through a breach of this Agreement, then for purposes of this Agreement, such Confidential Information or Confidential Materials shall continue to be treated as Confidential Information or Confidential Materials, notwithstanding such disclosure.

(e) The Consultants acknowledge and agree that the injury CSI could suffer irreparable injury that could not be compensated by monetary damages alone in the event of a breach or threatened breach by the Consultants of paragraph 6. The Consultants therefore agree that in the event of a breach or threatened or intended breach of paragraph 6 by it, in addition to any other remedies at law or equity available to CSI (which in no way are hereby limited except by paragraph 4), CSI shall be entitled to injunctions, both temporary and final, enjoining and restraining such breach or threatened or intended breach, and the Consultants hereby consent to the issuance thereof by any court of competent jurisdiction without bond. The party or parties prevailing in any such action shall be entitled to reimbursement from the other party for all reasonable costs, expert witness fees, and attorney fees incurred in connection with seeking such legal or equitable relief.

7.	The Consultants agree that the Services to CSI are of a special, unique, extraordinary and intellectual character, and this engagement with CSI places it in a position of confidence and trust with the employees and customers of CSI and its affiliates. Consequently, the Consultants agree that it is reasonable and necessary for the protection of the goodwill, intellectual property, trade secrets, designs, proprietary information and business of CSI that the Consultants make the covenants contained herein (collectively the “Noncompete Covenants”). Accordingly, the Consultants agree that, during the period of term of this LOE hereunder and for the period of one (1) year immediately following the termination of this LOE, the Consultants shall not, directly or indirectly:

(a) own, operate, manage, be employed by, provide services to or be affiliated with any person or entity that engages in any business being engaged in by CSI or its subsidiaries or affiliates in the geographic area in which CSI conducts its business at the time of such termination (collectively, the “Integrated Companies”); or

(b) attempt in any manner to solicit from any customer or supplier of the Integrated Companies, business of the type performed for or by the Integrated Companies or persuade any customer or supplier of the Integrated Companies to cease to do business or to reduce the amount of business which any such customer or supplier has customarily done with the Integrated Companies, whether or not the relationship between the Integrated Companies and such customer or supplier was originally established in whole or in part through the efforts of the Consultants; or

(c) employ as an employee or retain as a consultant, or persuade or attempt to persuade any person who is at the date of their termination or at any time during the preceding year was an employee of or exclusive consultant to the Integrated Companies to leave the Integrated Companies or to become employed as an employee or retained as a consultant by anyone other than the Integrated Companies.

As used in this paragraph 7, the term: “customer” and “supplier” shall mean any person or entity that is a customer or supplier of the Integrated Companies at the date of their termination, or at any time during the preceding year was a customer or supplier of the Integrated Companies, or if this LOE shall not have terminated, at the time of the alleged prohibited conduct.

8.	The Consultants acknowledge that, in the course of providing the Services to the Company, they may come into possession of material non-public information concerning the Company. The Consultants agree that they will comply with all laws and regulations relating to the use and disclosure of such material non-public information. Further, the Consultants agree that they will comply with any insider trading policy of the Company applicable to CSI consultants which may be adopted by the Board of Directors of the Company in its reasonable discretion.

9.	Notwithstanding anything contained in this LOE to the contrary, either the Consultants or CSI may terminate the Services of the Consultants and this LOE at any time upon written notice to the other party. If such termination is by CSI “without cause,” then the Stock Award to be granted to the Consultants as described in Paragraph 2 hereof shall, if and to the extent not then fully vested, immediately and fully vest in the Consultants upon such termination. For purposes hereof, “cause” shall mean any termination of the Consultants by CSI for a material breach by the Consultants of any of the provisions of this LOE or the receipt by CSI of an indication from the Consultants that they will not or cannot continue to provide the Services which, in either case, is not remedied within 30 days after CSI gives the Consultants written notice thereof.

10.	This LOE constitutes the entire agreement and understanding between the parties hereto, and supersedes all previous agreements and understandings, whether oral or written (if any), between the parties with respect to the subject matter of this LOE.

11.	This LOE shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof or the actual domiciles of the parties.

12.	This LOE shall be binding upon and enforceable against each of the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and their respective successors and assigns and, in the case of the Consultants, their executors, personal representatives, heirs and legatees. The obligations of the Consultants under this LOE are joint and several but in any event, the liability of the Consultants for failure to perform their obligations under this LOE shall be limited pursuant to the provisions of Paragraph 4 hereof.

13.	Any dispute concerning this LOE or any of the rights, liabilities and obligations of the parties hereunder shall be resolved by arbitration in Wilmington, Delaware, using a single arbitrator, who shall be a disinterested attorney licensed in Delaware specializing in contract law. The arbitrator shall be selected and the arbitration shall be conducted in accordance with the rules of the American Arbitration Association. The determination of the arbitrator shall be final, binding and non-appealable.

If the foregoing correctly sets forth our mutual agreement and understanding, please so confirm by signing and returning one copy of this LOE.

/s/ Robert F. Steel
Robert F. Steel

/s/ Kenneth A. Steel, Jr.
Kenneth A. Steel, Jr.
Agreed:

Computer Software Innovations, Inc.

By:	/s/ Nancy Hedrick
Nancy Hedrick, President

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